UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): October 15, 2013

RESOLUTE ONCOLOGY INC.
(Exact name of registrant as specified in its charter)

Nevada	333-166848	27-0535237
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

1200 Route 22 East, Suite 2000, Bridgewater New Jersey 08807
(Address of principal executive offices)

908 253-3590
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On September 9, 2012, Resolute Oncology Inc. (the “Company”) entered into a binding term sheet (“Merger Agreement”) which set forth the terms by which Update Pharma Inc. (“Update”) would merge with and into the Company.  The transaction proposed in the Merger Agreement would have resulted in the Company being the surviving entity with shareholders of Update owning 70% of the Company and shareholders of the Company owning 30%.

On October 15, The Company and Update entered into a new binding term sheet (the “New Agreement”) which superseded and replaced the Merger Agreement.  Pursuant to the New Agreement, the Company and Update will, subject to the successful completion of a due diligence period, enter into a definitive asset purchase agreement within 45 days of the date hereof which will further define the terms by which Update will acquire all of the assets and liabilities of the Company’s European operation, which consist of Resolute Oncology Limited and Resolute Oncology GmbH (the “European Operation”), for a purchase price of 2,500,000 shares of Update’s common stock (restricted).  The stock will be issued pursuant to an exemption from registration pursuant to Regulation D promulgated under the Securities Act of 1933.  The closing of the proposed transaction will be contingent upon certain financing requirements.  Upon closing of the proposed transaction, Update will assume the name Resolute Oncology Inc. and continue doing business under that name while the Company will begin doing business under a different name that is yet to be determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 25, 2013	RESOLUTE ONCOLOGY INC.

By: /s/Blair Sorby
Blair SBlair Sorby
President, Director

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